AQUILA HIGH INCOME FUND

EXPENSE LIMITATION AND RECOUPMENT AGREEMENT

THIS AGREEMENT, made as of July 1, 2022 by and among AQUILA HIGH INCOME FUND, a Massachusetts business trust registered under the Investment Company Act of 1940 (the “Fund”) and AQUILA INVESTMENT MANAGEMENT LLC, a Delaware limited liability company (the “Manager”), 120 West 45th Street, Suite 3600, New York, New York 10036.

THIS AGREEMENT REPLACES AND SUPERSEDES THAT INVESTMENT ADVISORY FEE WAIVER LETTER DATED FEBRUARY 22, 2022.

WITNESSETH:

WHEREAS, the Manager has entered into an Advisory and Administration Agreement as of November 10, 2009 with the Fund (the “Advisory and Administration Agreement”), pursuant to which the Manager shall act as investment adviser with respect to the Fund; and

WHEREAS, the Manager has entered into a letter agreement dated February 22, 2022 with the Fund under which the Manager has contractually undertaken to waive that portion of the management fee to which it is otherwise entitled under the Advisory and Administration Agreement so that the Manager's fees shall be equivalent to 0.65 of 1% of such net asset value on net assets of the Fund up to $400,000,000 and 0.60 of 1% of the Fund's net assets above that amount for the period from April 1, 2022 until the earliest of (1) the termination of the Advisory and Administration Agreement, (2) the date as of which the Fund ceases to operate, or (3) April 30, 2023.

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.       Prior Oral and Written Agreements. The Manager and the Fund agree that all prior oral and written agreements between the Manager and the Fund as sole parties thereto concerning the waiver of fees by the Manager including, but not limited to, the above mentioned letter agreement dated February 22, 2022, shall be superseded by this Agreement.

2.       Waiver of Fees by the Manager. The Manager hereby agrees to waive its fee specified in the Advisory and Administration Agreement, for the period beginning July 1, 2022 and ending on June 30, 2023, to the extent necessary so that all of the expenses and costs of the Fund attributed to the Fund or to a particular class of the Fund and not specifically borne by the Manager or the Fund's principal underwriter, including, but not limited to, investment advisory fees, administration fees, distribution and shareholder service fees, custodian fees, fund accounting agent fees, transfer and shareholder servicing agent fees, trustees' fees, chief compliance officer fees, fees for necessary professional services, and costs associated with regulatory compliance and maintaining legal existence and shareholder relations, but excluding the following: (a) portfolio transaction and other investment-related costs (including brokerage commissions, dealer and underwriter spreads, commitment fees on leverage facilities (but not commitment fees on credit facilities), prime broker fees and expenses, interest expense, dividend expenses related to short sales if any, and “Acquired Fund Fees and Expenses” (as defined in Form N-lA)); (b) taxes; and (c) extraordinary expenses (“Annual Fund Operating Expenses”) during the fiscal year do not exceed the following expense caps: 1.20% of the average daily net assets of the Class A Shares; 2.00% of the average daily net assets of the Class C Shares; 0.93% of the average daily net assets of the Class F Shares; 1.30% of the average daily net assets of the Class I Shares; and 1.00% of the average daily net assets of the Class Y Shares (each an “Expense Cap”). For any fee waiving period which is less than a full fiscal year, the Expense Caps shall be pro-rated and applied to the Annual Fund Operating Expenses for the period. The Expense Caps may be amended for future periods by amendment to this paragraph 2, upon agreement and execution by all parties to this Agreement of the Amendment Form provided in Appendix A.

3.       Payment or Reimbursement of Fund Expenses by the Manager. To the extent that the total Annual Fund Operating Expenses of a Class (net of any waived fees, as described in paragraph 2 above) exceeds its respective Expense Cap in a given fiscal year, the Manager hereby agrees, for the period July 1, 2022 through June 30, 2023, or any future amendments thereto as detailed in paragraph 2 above, to pay or reimburse the Fund expenses such that the Annual Fund Operating Expenses of such Class for the fiscal year do not exceed the respective Expense Cap (“Reimbursed Expenses”).

4.       Manager Recoupment of Reimbursed Expenses and Waived Fees. If Annual

Fund Operating Expenses of any Class in a fiscal year are less than the respective Expense Cap for that fiscal year, as well as below the Expense Cap which was in place at the time of such Reimbursed Expenses or waived fees, the Fund shall pay to the Manager the difference between the Annual Fund Operating Expenses of the Class and the respective Expense Cap,

(a) up to, but no more than, the amount, if any, by which Reimbursed Expenses over the preceding, rolling three year period have not been paid by the Fund to the Manager; and then

(b) up to, but no more than, the amount, if any, of the Manager's waived and unpaid fees over the preceding, rolling three year period; provided, however, that any fees waived or expenses reimbursed by the Manager prior to the effective date of this Agreement are not eligible for recoupment under this Agreement. Any payments by the Fund under this Agreement shall be in addition to all amounts otherwise payable to the Manager for services under the Advisory and Administration Agreement with the Fund.

5.       Additional Fee Waivers. The Manager may agree from time to time to undertake additional fee waivers in addition to those set forth herein (“Voluntary Waivers”). The Manager acknowledges that such Voluntary Waivers will not be subject to the recoupment described in paragraph 4 above.

6.       Duration and Termination.

(a) This Agreement shall become effective on the date hereof and shall, unless sooner terminated as hereinafter provided, continue in effect until June 30, 2023, and may be renewed, as amended in accordance with this Agreement, and any amendments thereto, thereafter.

(b) This Agreement may be terminated by the Manager as of June 30, 2023 or, if renewed or amended, as of the end of the new period thereafter without penalty upon giving the Fund sixty days' written notice (which notice may be waived). This Agreement may be terminated by the Fund at any time without penalty upon giving the Manager sixty days' written notice (which notice may be waived), provided that such termination by the Fund shall be directed or approved by a vote of a majority of its Trustees in office at the time.

Notwithstanding the termination of this Agreement, the Fund's obligation to pay under paragraph 4.

(c) This Agreement shall terminate in the event the Advisory and Administration Agreement between the Fund and the Manager terminates. Notwithstanding the termination of this Agreement, the Fund's obligation to pay under paragraph 4 shall remain in effect.

7.       Separability. If at any time any provision of this Agreement is or becomes illegal,

invalid, or unenforceable in any respect, the legality, validity, and enforceability of the remaining provisions will remain in full force and effect.

8.       Limitation of Liability. A copy of the Declaration of Trust of the Fund is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Fund by an officer or trustee of the Fund in his or her capacity as an officer or trustee of the Fund and not individually and that the obligations of or arising out of this instrument are not binding on any of the trustees, officers or shareholders individually, but are binding only upon the assets or property of the Fund and the applicable Class in accordance with the Declaration of Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

AQUILA HIGH INCOME FUND

By:	/s/ Anita Albano	Attest:	/s/ Yolanda Reynolds
Name:	Anita Albano	Name:	Yolanda Reynolds
Title:	Secretary	Title:	Assistant Treasurer

AQUILA INVESTMENT MANAGEMENT LLC

By:	/s/ Diana P. Herrmann	Attest:	/s/ Pamela C. Rose
Name:	Diana P. Herrmann	Name:	Pamela C. Rose
Title:	President and CEO	Title:	Compliance Manager

Appendix A

AMENDMENT FORM

TO

EXPENSE LIMITATION AND RECOUPMENT AGREEMENT

This document hereby amends Paragraph 2 of the EXPENSE LIMITATION AND RECOUPMENT AGREEMENT, made as of July 1, 2022 by and among AQUILA HIGH INCOME FUND, a Massachusetts business trust registered under the Investment Company Act of 1940 (the “Fund”) and AQUILA INVESTMENT MANAGEMENT LLC, a Delaware limited liability company (the “Manager”), 120 West 45th Street, Suite 3600, New York, New York 10028.

The Manager hereby agrees to waive its fee specified in the Advisory and Administration Agreement, for the period April 1, 2023 through April 30, 2024, to the extent necessary so that all of the expenses and costs of the Fund attributed to the Fund or to a particular class of the Fund and not specifically borne by the Manager or the Fund's principal underwriter, including, but not limited to, investment advisory fees, administration fees, distribution and shareholder service fees, custodian fees, fund accounting agent fees, transfer and shareholder servicing agent fees, trustees' fees, chief compliance officer fees, fees for necessary professional services, and costs associated with regulatory compliance and maintaining legal existence and shareholder relations, but excluding the following: (a) portfolio transaction and other investment-related costs (including brokerage commissions, dealer and underwriter spreads, commitment fees on leverage facilities (but not commitment fees on credit facilities), prime broker fees and expenses, interest expense, dividend expenses related to short sales if any, and “Acquired Fund Fees and Expenses” (as defined in Form N-1A)); (b) taxes; and (c) extraordinary expenses (“Annual Fund Operating Expenses”) during the fiscal year do not exceed the following expense caps: 1.20% of the average daily net assets of the Class A Shares; 2.00% of the average daily net assets of the Class C Shares; 0.93% of the average daily net assets of the Class F Shares; 1.30% of the average daily net assets of the Class I Shares; and 1.00% of the average daily net assets of the Class Y Shares (each an “Expense Cap”). For any period which is less than a full fiscal year, the Expense Caps shall be pro-rated and applied to the Annual Fund Operating Expenses for the period.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, all as of February 23, 2023.

AQUILA HIGH INCOME FUND

By:	/s/ Joseph DiMaggio	Attest:	/s/ Lori Vindigni
Name:	Joseph DiMaggio	Name:	Lori Vindigni
Title:	Chief Financial Officer and Treasurer	Title:	Assistant Treasurer

AQUILA INVESTMENT MANAGEMENT LLC

By:	/s/ Diana P. Herrmann	Attest:	/s/ Anita Albano
Name:	Diana P. Herrmann	Name:	Anita Albano
Title:	President and CEO	Title:	Senior Vice President and Chief Financial Officer